SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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ONE HORIZON GROUP, INC.

(Name of Registrant as Specified in its Charter)

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ONE HORIZON GROUP, INC.

34 South Molton Street, London W1K 5RG, United Kingdom

INFORMATION STATEMENT

(Dated November 6, 2017)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. BY WRITTEN CONSENT IN LIEU OF A MEETING OF STOCKHOLDERS, STOCKHOLDERS OWNING A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE APPROVED THE ISSUANCE OF ONE MILLION SIX HUNDRED THOUSAND SHARES OF OUR COMMON STOCK TO MARK WHITE AS AN INDUCEMENT TO HIS EMPLOYMENT AS OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, THIRTEEN MILLION SHARES OF OUR COMMON STOCK TO THE HOLDER OF $3,500,000 PRINCIPAL AMOUNT OF OUR 8% CONVERTIBLE DEBENTURES (THE “DEBENTURES”) UPON CONVERSION OF $3,000,000 OF THE PRINCIPAL AMOUNT OF THE DEBENTURES, TOGETHER WITH ACCRUED BUT UNPAID INTEREST ON THE DEBENTURES, AND THE ISSUANCE OF FOUR MILLION SHARES OF OUR COMMON STOCK TO THE HOLDER OF 555,555 SHARES OF OUR SERIES A-1 CONVERTIBLE PREFERRED STOCK IN EXCHANGE FOR SUCH SHARES AND ACCRUED BUT UNPAID DIVIDENDS THEREON, WHICH ISSUANCES REQUIRE STOCKHOLDER APPROVAL UNDER THE RULES OF THE NASDAQ CAPITAL MARKET SINCE EACH OF SUCH ISSUANCES INVOLVE MORE THAN 20% OF OUR OUTSTANDING SHARES. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

Introduction

This Information Statement is being furnished on or about the date first set forth above to holders of record as of the close of business on October 24, 2017 (the “Record Date”) of the common stock of One Horizon Group, Inc., a Delaware corporation (“we,” “our” or the “Company”), in connection with the issuance of 1,600,000 shares of our common stock to Mark White as an inducement to his employment as our President and Chief Executive Officer (the “Inducement Grant”), 13,000,000 shares of our common stock to the holder of $3,500,000 principal amount of our Debentures upon conversion of $3,000,000 principal amount of the Debentures, together with accrued interest on the Debentures (the “Debenture Exchange”), and the issuance of 4,000,000 shares of our common stock to Mark White, the holder of 555,555 shares of our Series A-1 Convertible Preferred Stock (the “Preferred Shares”) in exchange for the Preferred Shares and accrued but unpaid dividends thereon (the “Preferred Exchange,” and together with the Preferred Exchange, the “Exchange Transactions”), each of which under applicable rules of the NASDAQ Capital Market (“NASDAQ”), the exchange upon which our shares of common stock are listed, requires stockholder approval since it involves in excess of 20% of our outstanding shares of common stock. A description of each of the transactions resulting in the share issuances is set forth below.

On October 3, 2017, we distributed an Information Statement to our stockholders as of September 20, 2017 noting that the Exchange Transactions were approved by written consent of the holders of a majority of our outstanding shares. However, the staff of NASDAQ questioned whether under NASDAQ’s corporate governance rules the Inducement Grant of 1,600,000 shares to Mr. White should be combined with the Preferred Exchange and thus those shares could only be issued after stockholder approval. If that is the case, the 1,600,000 shares could not be voted until the combined transaction is so approved and those shares should not have been included in the stockholder consent which approved the Exchange Transactions. Rather than dispute the issue raised by the Staff of NASDAQ, we have obtained the written consent of a majority of our stockholders, without giving effect to the 1,600,000 inducement shares to be issued to Mark White, and such new consent forms the basis for the actions described in this Information Statement.

Inducement Grant to Mark White

We have entered into an employment agreement with Mark White pursuant to which he will serve as our President and a director of our company, which grants him 1,600,000 shares of our company as an inducement to his employment. Mr. White, who served as our Chief Executive Officer from November 30, 2012 to July 24, 2014, will lead our new strategy directed at growth opportunities for online and Software-as-a-Service businesses, primarily centered on the security, education and gaming markets.

The Exchange Transactions

We have outstanding $3,500,000 principal amount of our 8% Series A Convertible Debentures and 555,555 shares of our Series A-1 Convertible Preferred Stock. As part of our efforts to reduce our outstanding debt and eliminate our outstanding shares of preferred stock so that we might continue our business, and to regain compliance with NASDAQ’s criteria for continued listing which requires that we maintain a minimum stockholders’ equity of $2,500,000, we have entered into agreements with the holder of the Debentures and the holder of the Preferred Shares pursuant to which we have agreed to issue to the holder of the Debentures upon conversion of $3,000,000 principal amount of the Debentures, 13,000,000 shares of our common stock, together with our promissory note bearing interest at the rate of 7% per annum payable August 31, 2019 (the “7% Note”) in the principal amount of $500,000, on the terms and subject to the conditions described below, and we have agreed to issue to the holder of the Preferred Shares, in exchange for the Preferred Shares, and the accrued but unpaid dividends thereon, 4,000,000 shares of our common stock, together with a 7% Note in the principal amount of $500,000.

The Debentures

The principal amount of the Debentures, together with accrued but unpaid interest thereon, is due and payable on December 22, 2017. As of September 30, 2017, accrued but unpaid interest on the Debentures was approximately $350,000. The Debentures were initially convertible into shares of our common stock at the option of the holder at $2.25 per share, and as a result of anti-dilution adjustments the conversion price is now approximately $0.2568 per share. We have entered into an agreement with Zhanming Wu, the owner of the Debentures, pursuant to which Mr. Wu has agreed that he will not demand payment of the Debentures on or prior to October 1, 2017, in consideration for the right to convert $3,000,000 of the outstanding principal amount of the Debentures, together with all accrued but unpaid interest on the entire principal amount of the Debentures, into 13,000,000 shares of our common stock at any time on or before January 31, 2018. Mr. Wu has agreed that we are not be obligated to effect any request for conversion of the Debentures prior to November 1, 2017. The parties agreed that upon conversion of that portion of the Debentures, the remaining balance of the Debentures will be deemed cancelled and we will issue to Mr. Wu our 7% Note in the principal amount of $500,000. In addition, we granted Mr. Wu the right to designate four individuals to serve as directors of our company as long as he owns at least 30% of the outstanding shares of our common stock in which case we could increase the number of directors constituting the entire Board of Directors to seven members.

Series A-1 Convertible Preferred Stock

We have outstanding 555,555 shares of Series A-1 Convertible Preferred Stock. Holders of the Series A-1 Convertible Preferred Stock are entitled to dividends until February 1, 2018 (the “Maturity Date”) at the rate of 10% per annum payable quarterly in cash, shares of common stock based upon the closing bid price on the dividend payment date, or a combination of both at the option of the holder. Holders of the Series A-1 Convertible Preferred Stock currently have the right to convert their shares into an equal number of shares of common stock, subject to certain anti-dilution adjustments. The outstanding shares of Series A-1 Convertible Preferred Stock automatically convert into shares of common stock at the then conversion rate on the Maturity Date. Shares of the Series A-1 Preferred Stock have no voting rights, except for certain class voting rights as to matters specified in the certificate of designation authorizing the issuance of the Series A-1 Convertible Preferred Stock and as required by applicable law.

We have entered into an agreement with Mark White, the owner of 555,555 shares of our Series A-1 Convertible Preferred Stock, pursuant to which we have agreed to issue to Mr. White 4,000,000 shares of our common stock, together with our 7% Note in the principal amount of $500,000, in exchange for the Preferred Shares and the accrued but unpaid dividends thereon.

NASDAQ Requirement of Stockholder Approval

As of the Record Date, we had outstanding 9,118,177 shares of common stock, our only class of voting stock entitled to vote upon the issuance to Mr. Wu of 13,000,000 shares of our common stock upon conversion of $3,000,000 principal amount of the Debentures and the issuance to Mr. White of 1,600,000 shares of our common stock as an inducement to his employment and the issuance of 4,000,000 shares of our common stock in exchange for the Preferred Shares. Applicable NASDAQ rules require stockholder approval for the issuance to Mr. Wu of 13,000,000 shares of our common stock upon conversion of the Debentures and, if the issuance to Mr. White of the 1,600,000 shares of our common stock as an inducement to his employment is combined with the issuance of the 4,000,000 shares of our common stock in exchange for the Preferred Shares, the issuances to Mr. White, since in each case the number of shares to be issued would represent in excess of 20% of the shares of our common stock then outstanding. If we were to issue such shares in the absence of stockholder approval, it could result in our shares no longer being eligible for trading on the NASDAQ Capital Market.

Stockholder Approval

The issuance to Mr. Wu of 13,000,000 shares of our common stock upon conversion of $3,000,000 principal amount of the Debentures, the issuance to Mr. White of 1,600,000 shares of our common stock as an inducement to his employment and 4,000,000 shares of our common stock in exchange for the Preferred Shares were approved by our Board of Directors at meetings held in August 2017, prior to the date Mr. White became a director of our company, and by written consent of our stockholders owning in the aggregate 4,606,232 shares of common stock, representing approximately 50.52% of our outstanding voting shares, as of the Record Date (the “Stockholder Consent”). The Stockholder Consent was signed by the following record owners of our common stock:

Name of Stockholder	Shares Owned	Percent of Outstanding Shares
Century River Limited	392,943	4.31%
Martin Ward	1,369,738	15.02%
Martin Ward as proxy for Brian Collins	1,041,180	11.42%
Edwin Lun	1,400,000	15.35%
Li Qingsong
Room 507, Unit 4, Building 20
Ciupingwan Huayuancheng
No 129 Jiangjun Ave
Nanjing, China	78,593	0.86%
Adam Christie Thompson
547A Wellington Road
Crisfield, MD 21817	323,778	3.55%

Approval of the issuance to Mr. Wu of 13,000,000 shares of our common stock upon conversion of $3,000,000 principal amount of the Debentures and the issuance to Mr. White of 1,600,000 shares of our common stock as an inducement to his employment and 4,000,000 shares of our common stock in exchange for the Preferred Shares by a written consent in lieu of a meeting of stockholders signed by the holders of a majority of our outstanding shares of common stock is sufficient under Section 228(a) of the Delaware General Corporation Law (“DGCL”). Accordingly, no proxy of our stockholders will be solicited for a vote on such share issuances to Messrs. Wu and White and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning such share issuances to Messrs. Wu and White in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including particularly Regulation 14C, and Section 228(e) of the DGCL. The issuance to Mr. Wu of the 13,000,000 shares of common stock upon conversion of the Debentures and the issuance to Mr. White of 1,600,000 shares of our common stock as an inducement to his employment and 4,000,000 shares of common stock in exchange for the Preferred Shares cannot be effected until the 21st day following the mailing of this Information Statement to stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding beneficial ownership of our common stock as of October 24, 2017 (the “Record Date”), by (i) each person known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our chief executive officer, and (iii) all of our directors and executive officers as a group. For purposes of the table below, beneficial ownership is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. As of the Record Date, we had outstanding 555,555 shares of our Series A-1 Preferred Stock and 9,118,177 shares of our common stock. The table assumes the conversion of the 555,555 shares of Series A-1 Preferred Stock into 4,000,000 shares of common stock as contemplated by the agreement with Mr. White. Except as stated in the table, the address of the holder is c/o our company, 34 South Molton Street, London W1K 5RG, United Kingdom.

Name	Amount And Nature of Beneficial Ownership		Percent

Named Executive Officers and Directors:

Mark White (1)	4,392,943	(2)	33.49%
Martin Ward	2,410,918	(3)	26.53%
Edwin Lun (4)	1,400,000		15.35%
Richard Vos	20,413		*
Nicholas Carpinello	10,700		*
Robert Law	10,684		*
All Executive Officers and Directors as a Group (6 persons)	8,245,658		62.86%

 Holders of More than 5% of the Outstanding Shares

Name	Amount And Nature of Beneficial Ownership		Percent

Zhanming Wu c/o Dachao Asset Management (Shanghai) Co., Ltd. No. 868 Puming Road, Bldg No.5, Room 703 Shanghai, F4 200120 China	13,129,630	(5)	59.02%

Brian Collins (6) 4 Home Farm Honey Lane Hurley, England	1,041,180		11.42%

*	Less than 1%.

(1)	Mr. White became President, Chief Executive Officer and a director of our company on September 8, 2017.

(2)	Includes 4,000,000 shares he may acquire upon conversion of 555,555 shares of Series A-1 Preferred Stock and 392,943 shares owned by Century River Limited, a company wholly owned by Mr. White, and of which he is the President and a director.

(3)	Includes 1,041,180 shares owned by Brian Collins as to which Mr. Ward has been granted an irrevocable proxy with respect to certain matters.

(4)	Mr. Lun became Chief Operating Officer of our company on September 4, 2017.

(5)	Includes 13,000,000 shares to be issued in exchange for $3,000,000 principal amount of Debentures and 129,630 shares which he may acquire upon exercise of warrants.

(6)	Mr. Collins resigned as a director and as President and Chief Executive Officer on August 11, 2017.

By Order of the Board of Directors, Martin Ward Chief Financial Officer